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                                                                     EXHIBIT 4.4



                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT


          This Amendment No. 2 dated July 29, 2003 ("Amendment No. 2") to the Rights Agreement dated April 18, 2002 between Esperion Therapeutics, Inc., a Delaware corporation (the "Company"), and StockTrans, Inc., a Pennsylvania corporation, as rights agent (the "Rights Agent"), as amended by Amendment No. 1 dated November 26, 2002 ("Amendment No. 1") (the "Rights Agreement"), is made by and between the Company and the Rights Agent. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement.

                                    RECITALS

WHEREAS, pursuant to Amendment No. 1, the Company amended the Rights Agreement to modify the definition therein of Acquiring Person to exclude a certain stockholder from such definition under specified circumstances;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to further modify the definition therein of Acquiring Person to exclude such stockholder from such definition under additional specified circumstances; and

WHEREAS, the Company has determined to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement and the Rights Agent is directed to join in this Amendment No. 2 to the Rights Agreement as set forth herein.

                                    AGREEMENT

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The definition of Acquiring Person in Section 1 of the Rights Agreement, as such definition was amended by Amendment No. 1, is hereby amended to read in its entirety as follows:

"Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 15% or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the then outstanding Common Shares by reason of Common Shares purchased by the Company and shall,

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after the Company announces such share purchases, become the Beneficial Owner of any additional Common Shares, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if a majority of the Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable after being advised of such determination a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an "Acquiring Person" for purposes of this Agreement. Notwithstanding anything to the contrary contained in this definition, Scott Sacane ("Sacane"), who is the managing member of Durus Capital Management, LLC and Durus Capital Management (NA), LLC (together, "Durus," and Durus, together with Sacane, referred to herein as the "Sacane Group") shall not be deemed to be an "Acquiring Person" unless and until the earlier of such time as the Sacane Group, together with all Affiliates and Associates, directly or indirectly, becomes the Beneficial Owner of more than 33% of the Common Shares then outstanding or ceases to hold any of the Common Shares of which it is the Beneficial Owner without any intention of changing or influencing control of the Company;"

Except as amended hereby, the Rights Agreement, as amended by Amendment No. 1, remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 by their duly authorized representatives effective the date set forth above.


ESPERION THERAPEUTICS, INC.               STOCKTRANS, INC.

By: /s/ Roger S. Newton, Ph.D             By: /s/ Gina Hardin
    --------------------------                -----------------
Name:  Roger S. Newton, Ph.D              Name:  Gina Hardin

Title: President and                      Title: Vice President
         Chief Executive Officer

       Duly Authorized                           Duly Authorized
Date:  July 29, 2003                      Date:  July 29, 2003